Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of I.D. Systems, Inc. and subsidiaries on Form S-3 to be filed on or about March 29, 2013, of our report dated March 29, 2013, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2011 and 2012 and for each of the years in the three-year period ended December 31, 2012, which report was included in the Annual Report on Form 10-K filed March 29, 2013. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

March 29, 2013